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                                                                    EXHIBIT 10.1


                                   May 1, 2002

Mr. John M. Cook
40 Cates Ridge Road, N.W.
Atlanta, Georgia  30327

Dear John:

         This letter confirms our agreement to amend, effective January 25, 2002, your Employment Agreement with PRG-Schultz USA, Inc., successor to The Profit Recovery Group International II, L.P., dated as of March 20, 1996, as amended by the First Amendment to Employment Agreement dated March 7, 1997, effective as of December 31, 1996 and as amended by the Second Amendment to Employment Agreement dated September 17, 1997, effective as of July 22, 1997 (the "Agreement") in the following respects:

         1. UPDATE OF TITLE. Section 1 of the Agreement is amended by deleting the first full sentence and replacing it with the following: "Employee shall serve as President and Chief Executive Officer of PRG-Schultz International, Inc., a Georgia corporation ("PRGX") and of PRG-Schultz USA, Inc., successor to The Profit Recovery Group International II, L.P., and The Profit Recovery Group International I, Inc., a Georgia corporation ("PRGI"), the sole general partner of the Company."

         2. CHANGING RENEWAL TERM FROM 5 YEARS TO 3 YEARS. The second sentence of Section 2 of the Agreement is deleted in its entirety and replaced by the following:

                  "Unless otherwise terminated pursuant to Section 11 hereof, this Agreement shall automatically renew for additional three (3) year periods at the end of each calendar year unless either party gives written notice of non-renewal to the other on or before September 30 of any calendar year for the immediately succeeding calendar year."

         3. ADDITIONAL GOOD REASONS. Section 11(c) of the Agreement is amended by deleting the word "or" preceding subsection (iv) and deleting subsection (iv) and replacing it with the following: "(iv) there is a "Change of Control" of PRGX, as defined below or (v) PRGX removes Employee as CEO without cause."

         In addition, Section 11(c) of the Agreement is further amended by deleting all of Section (A) and the words "or (B)" in the last sentence thereof and by adding the following immediately after the last sentence thereof:

"For purposes of this Agreement, a "Change of Control" shall have occurred if:

         (A) a majority of the directors of PRGX shall be persons other than persons:

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Mr. John M. Cook
May 1, 2002
Page 2


                  (1) for whose election proxies shall have been solicited by the board; or

                  (2) who are then serving as directors appointed by the board to fill vacancies on the board caused by death or resignation, but not by removal, or to fill newly-created directorships; or

         (B) a majority of the outstanding voting power of PRGX shall have been acquired or beneficially owned by any person (other than PRGX or a subsidiary of PRGX) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of voting stock of PRGX; or

         (C) there shall have occurred:

                  (1) a merger or consolidation of PRGX with or into another corporation, other than (1) a merger or consolidation with a subsidiary of PRGX or (2) a merger or consolidation in which the holders of voting stock of PRGX immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or

                  (2) a statutory exchange of shares of one or more classes or series of outstanding voting stock of PRGX for cash, securities or other property, other than an exchange in which the holders of voting stock of PRGX immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the PRGX stock is being exchanged; or

                  (3) the sale or other disposition of all or substantially all of the assets of PRGX, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of PRGX immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of PRGX are being sold; or

                  (4) the liquidation or dissolution of PRGX."

         4. UPDATE OF BASE SALARY. Section 1(a) of Exhibit B to the Agreement is amended by deleting said subsection and replacing it with the following:

         "(a)     Base Salary. Five-Hundred Thousand and no/100 dollars
($500,000.00) on an annual basis ("Base Salary") shall be payable in accordance with the Company's customary payroll procedures."

         5. UPDATE OF BONUS. Section 1(b) of Exhibit B to the Agreement is amended by deleting the second sentence thereof in its entirety. Sections 1(b)(i), (ii) and (iii) of Exhibit B to the Agreement are deleted in their entirety and replaced by the following:


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Mr. John M. Cook
May 1, 2002
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                  "(i)     "Target" - Employee shall be entitled to a Bonus in
                           an amount equal to one hundred percent (100%) of his Base Salary if PRGX meets the target goals established for other senior executive officers by the Compensation Committee of the Board of Directors; and

                  (ii) "Stretch" - Employee shall be entitled to a Bonus in an amount equal to two hundred percent (200%) of his Base Salary if PRGX meets the stretch goals established for other senior executive officers by the Compensation Committee of the Board of Directors."

         6. CAR ALLOWANCE. Section 3(b) of Exhibit B to the Agreement is amended to provide as follows:

                  "(b) Employee shall be provided an annual automobile allowance of Thirty Thousand and No/100 Dollars ($30,000.00), payable in accordance with the Company's customary procedures, which amount shall be reviewed annually and may be modified in writing prior to the commencement of any Term Year."

         7.       CHANGING PAYMENT OF COMPENSATION IF YOU VOLUNTARILY RESIGN.

         (a) Section 4(a) of Exhibit B to the Agreement is amended to delete your voluntary resignation as an event giving rise to the payment described therein, as follows:

                  "(a) In the event Employee's employment hereunder is terminated for cause, Employee shall be entitled to receive Employee's Base Salary prorated through the date of such termination, payable within sixty (60) days after termination and shall not be entitled to receive any Bonus or other amount in respect of the Term Year in which termination occurs or in respect of any subsequent years."

         (b) Section 4(b) of Exhibit B to the Employment Agreement is amended to add your voluntary resignation as an event giving rise to the payment described therein and to change the payments arising from such termination from five (5) years to three (3) years, as follows:

                  "(b) In the event Employee's employment hereunder is terminated by the Company without cause or by Employee for Good Reason or upon Employee's voluntary resignation, Employee shall be entitled to receive Base Salary and Bonus for the Term Year in which the termination occurs (prorated through the date of such termination and determined after the end of the applicable Term Year), plus a payments payable over a 3-year period commencing upon termination in an annual amount equal to the sum of (A) Employee's Base Salary at the rate then in effect and (B) the annual Bonuses calculated as if the Company achieved its Target level of performance for the Term Year in which termination


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Mr. John M. Cook
May 1, 2002
Page 4


         occurs. Employee shall not be entitled to receive any other amount in respect of the Term Year in which termination occurs or in respect of any subsequent years. The prorated Base Salary shall be payable in a lump sum within sixty (60) days after termination, the prorated Bonus shall be payable in a lump sum within ninety (90) days after the end of the Term Year to which it relates, and the payments shall be payable in equal monthly installments for the three (3) year term commencing on the last day of the first month following termination. If the Company gives Employee notice of non-renewal pursuant to Section 2 of this Agreement, it shall be deemed to be a termination of Employee's employment without cause and Employee shall be entitled to compensation pursuant to this Section 4(b)."

         (c) Section 4(e) of Exhibit B to the Employment Agreement is amended by inserting after the words "non-renewal of this Agreement" in the fourth line thereof the following: ", except if said non-renewal constitutes a voluntary resignation by Employee."

         8. ADDING PROVISION RE HEALTH INSURANCE. Section 4(f) of Exhibit B to the Agreement is amended by adding a period after the words "this Exhibit B", deleting the remainder of Section 4(f) and inserting a new Section (g) immediately after Section (f), as follows:

                  (g) Upon the expiration or sooner termination of Employee's employment with the Company for any reason (including death) other than termination by the Company for cause pursuant to Section 11(a) of the Agreement, or upon Employee's otherwise becoming ineligible for coverage as an employee under the group health plan sponsored by the Company, the Company shall provide Employee and his spouse with coverage required by Section 4980B of the Internal Revenue Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA Coverage") and shall not charge any otherwise applicable premium or charge for such coverage. Upon expiration of COBRA Coverage for either of Employee or his spouse or both (as applicable), the Company shall assist Employee and/or his spouse in obtaining an individual health insurance policy which provides health coverage on terms substantially similar to those provided under COBRA Coverage (the "Individual Replacement Policy"). The Company shall pay all premiums for any Individual Replacement Policy for Employee and his spouse up to $25,000 per calendar year in the aggregate, which maximum amount shall be increased each calendar year commencing January 1, 2003, by a percentage equal to the percentage increase in the "CPI" occurring since January 1, 2002. For purposes hereof, "CPI" means the index now known as the "Consumer Price Index for All Urban Consumers, All Items, U.S. Cities Average, (1982-1984 = 100)", issued and published by the Bureau of Labor Statistics of the United States Department of Labor. If the CPI ceases to use 1982-1984 equaling 100 as the basis of calculation, or if a change is made in the terms or number of items contained in


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Mr. John M. Cook
May 1, 2002
Page 5


         the CPI, or if the CPI is altered, modified, converted or revised in any way, then the increase in annual premiums hereunder shall be determined by reference to the index designated as the successor to the CPI or other substitute index published by the government of the United States. In the event the CPI shall hereafter be converted to a different standard reference base or otherwise revised, determinations based upon the CPI shall be made with the use of such conversion factor, formula or table for converting the CPI as may be published by the Bureau of Labor Statistics, or, failing such publication, with the use of such conversion factor, formula, or table as may be published by any other nationally recognized publisher of similar statistical information. In the event the publication of the CPI is hereafter discontinued, PRGX shall designate a comparable index to be used in lieu thereof. For purposes hereof, the CPI for a given date shall be determined by reference to the CPI for the calendar month in which such date falls. Upon Employee and/or his wife becoming enrolled for Medicare coverage, the obligation of the Company with respect to the Individual Replacement Policy shall terminate but the Company shall become responsible for paying (or reimbursing Employee and/or his spouse for) any premiums required by Medicare for Part A or B coverage and for any premiums associated with any supplemental individual insurance policy selected and obtained by Employee and/or his spouse for each up to the age of 80, respectively. In no event, however, shall the Company's obligation pursuant to the immediately preceding sentence exceed $25,000 per year, as adjusted by the CPI escalator described above. The Company's obligations with respect to Employee and/or his spouse under this paragraph shall terminate upon Employee or his spouse becoming covered under a group health plan sponsored by any other employer due to the employment of Cook or his spouse."

         9. CERTAIN PAYMENTS UPON CHANGE OF CONTROL. The current Section 4(g) of Exhibit B to the Agreement is deleted in its entirety, and the following is inserted in lieu thereof:

                  "(h) The parties agree that a portion of the payments provided for in this Section 4 to be paid in the event of a Change of Control shall be in consideration of the post-termination non-competition, non-solicitation and confidentiality restrictive covenants of Employee contained herein (collectively, the "Non-competition Payment"). The amount of the payments allocated to the Non-competition Payment shall be the reasonable value of the post-termination restrictive covenants of Employee upon a Change of Control determined by an independent appraiser, selected by the Company, its successor or assign. The parties hereto specifically acknowledge that by virtue of Employee's unique position as the founder and executive in charge of all business operations of the Company, his knowledge and services are substantial assets of the Company and the Company would suffer irreparable damage if the Employee were not to comply with the post-termination restrictive covenants contained herein. Accordingly, in the event there is a Change of Control and Employee's employment hereunder is terminated by Employee, the Company or the Company's successor or assign, the Company shall, and Employee hereby acknowledges the Company's intention to, enforce the post-termination restrictive covenants contained herein against Employee to the fullest extent permitted by applicable law."

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Mr. John M. Cook
May 1, 2002
Page 6


         10. PARACHUTE PAYMENTS. Section 4 of Exhibit B to the Agreement is amended by adding a new Section (i) immediately after Section (h), as follows, and all cross references to the current 4(g), prior to the amendments contained herein, are hereby changed to references to Section "4(i)":

                  (i) In the event that any payment to be received by Employee pursuant to this Section 4 of Exhibit B or the value of any acceleration right in respect of options occurring pursuant to this Agreement in connection with a Change of Control of the Company and the termination of Employee's employment would be subject to an excise tax pursuant to Section 4999 of the Code, whether in whole or in part, as a result of being an "excess parachute payment", within the meaning of such term in Section 280G(b) of the Code, the amount payable under this
         Section 4 shall be reduced so that no portion of such payment or the value of such acceleration rights is subject to the excise tax pursuant to Section 4999 of the Code. If the amount necessary to eliminate such excise tax exceeds the amount otherwise payable under this Section 4, no payment shall be made under this Section and no further adjustment shall be made. Notwithstanding the preceding sentence, no portion of such payment or any acceleration right which tax counsel, selected by the Company's independent auditors and acceptable to Employee, determines not to constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code will be taken into account."

         11. STOCK OPTIONS. The parties hereby agree to delete any and all provisions in the Agreement, and terminate any and all understandings between Employee and the Company, pursuant to which Employee is eligible for, or might be entitled to, any grant of options to purchase shares of PRGX Common Stock based on the achievement of Company performance goals by PRGX. In addition,
Section 2 of Exhibit B to the Agreement is deleted in its entirety and the following inserted in lieu thereof:

                  "2.      STOCK OPTIONS.

                  (a) Employee shall be eligible for grants of nonqualified options to purchase shares of PRGX Common Stock as the Compensation Committee of the Board of Directors of PRGX may from time to time determine in its sole discretion.

                  (b) All grants of options shall be evidenced by a separate stock option agreement in the form as adopted by the Company from time to time.

                  (c) If the Company terminates Employee's employment for any reason other than for "cause", as defined in Section 11(a) hereof, or if Employee terminates this Agreement for "Good Reason" as defined in Section 11(c) hereof, or upon Employee's voluntary resignation, then and in any such event, Employee shall immediately vest in all

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Mr. John M. Cook
May 1, 2002
Page 7


         of the options granted pursuant to this Section. Unvested portions of the options shall terminate on the death or Disability of Employee. If there is any conflict between the terms of the separate stock option agreement and this Agreement, the terms of this Agreement shall control."

         12.      CHANGING VESTING OF STOCK OPTIONS IF YOU VOLUNTARILY RESIGN.

         (a) Section 5 of the Agreement is amended by inserting "or if Employee voluntarily resigns his employment," between the words "hereof," and "then" in the seventeenth line of Section 5.

         (b) Section 8(b) of Exhibit C to the Agreement is amended by deleting Subsection (b), but not items (b)(i) and (b)(ii), and replacing Subsection (b) with the following:

                  "(b)     Termination of Employment Due to Death or Disability.
         If the Optionee's employment by the Company terminates by reason of death or disability, then"

         (c) Section 8(d) of Exhibit C of the Agreement is amended by inserting "or due to Retirement or voluntary resignation," after the term "good reason," in the third line of Section 8(d).

         13. AMENDMENT OF STOCK OPTION GRANT AGREEMENTS. The parties hereto hereby agree that Section 11 and Section 12 of this letter, which provide for the acceleration of vesting of all of Employee's outstanding options to purchase shares of PRGX common stock upon his voluntary resignation, are intended to, and do hereby, amend any provisions to the contrary contained in any and all option grant agreements between Employee and PRGX.

     Except as herein amended, all other terms of your Agreement shall remain unchanged.

                                        Yours very truly,

                                        /s/ Marie Neff

                                        Marie Neff
                                        Senior Vice President, Human Resources

Accepted and agreed to
this 1st day of May, 2002:


/s/ John M. Cook
----------------------------
John M. Cook